Exhibit 99.1

FIRST QUARTER 2026 EARNINGS RELEASE

May 7, 2026

NEXSTAR MEDIA GROUP REPORTS FIRST QUARTER RESULTS

Closed acquisition of TEGNA Inc. on March 19, 2026, following FCC and DOJ regulatory approvals

Transaction positions Nexstar to compete more aggressively with Big Tech and legacy media conglomerates ensuring the preservation of high-quality local journalism and a diversity of viewpoints - upholding the standard Nexstar has set in every prior transaction

Achieved record first quarter net revenue

Returned $56 million to shareholders in dividends in Q1 2026 and repaid $182 million of debt through April 30

STATEMENT FROM PERRY A. SOOK, FOUNDER, CHAIRMAN AND CEO

“Next month marks the thirtieth anniversary of Nexstar’s founding - a journey that began with a single station in Scranton, Pennsylvania. While the media landscape has shifted dramatically since then, my conviction that local journalism is vital to democracy remains unchanged. Throughout its history and to this day, Nexstar’s mission is to provide communities of all sizes with premier programming, fact-based news reporting, and innovative digital solutions for our viewers and advertisers. As we have grown, the reach of Big Tech and legacy media conglomerates has expanded exponentially. Today, we still do not match their ubiquitous reach, and we operate with only a fraction of their resources, which directly impacts our ability to compete. Our acquisition of TEGNA is a critical step in solidifying our future and ensuring we can continue providing these essential services to the public.

“As we continue to advocate for this transaction, our primary focus remains on operational excellence - the historical hallmark of Nexstar. Our first-quarter performance underscores this commitment as we delivered record net revenue, surpassing consensus expectations. NewsNation once again secured its position as the fastest-growing ad-supported cable network, ranking 35th in primetime household viewership for the first quarter. In addition, The CW continues its trajectory toward profitability, with sports programming composing nearly half of the network’s total programming hours in 2026."

2026 First Quarter Financial Summary

Includes TEGNA results from March 19 – 31, 2026	Three Months Ended March 31,
($ in millions)	2026	2025	% Change
Distribution	$837	$762	9.8
Advertising	548	460	19.1
Other	11	12	(8.3)
Net Revenue	$1,396	$1,234	13.1

Net Income	$160	$97	64.9
% Margin(1)	11.5%	7.9%	3.6

Adjusted EBITDA(2)	$470	$381	23.4
% Margin(1)	33.7%	30.9%	2.8

Net Cash Provided by Operating Activities	$289	$337	(14.2)

Adjusted Free Cash Flow(2)	$420	$348	20.7

(1)
Net Income margin is Net Income as a percentage of Net Revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of Net Revenue.
(2)
Please refer to the “Definitions and Disclosures Regarding Non-GAAP Financial Information” section herein, the reconciliations at the end of this press release.

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FIRST QUARTER 2026 EARNINGS RELEASE

Company and Business Highlights

•
Closed the acquisition of TEGNA Inc. (“TEGNA”) following approvals from the Federal Communications Commission and the United States Department of Justice. (March 2026)
‒
This transaction enables Nexstar to better weather the intensifying pressures exerted by the unchecked rise of Big Tech platforms and to preserve unbiased local news across every community we serve.
‒
Nexstar is presently involved in legal proceedings with parties challenging our acquisition of TEGNA, and during the pendency of those proceedings Nexstar has and will abide by the hold-separate order. As the judicial process moves forward, we are confident that we will prevail.
•
Returned $56 million to shareholders in dividend payments in the first quarter. (January 2026)
•
Announced that Nexstar (excluding TEGNA) increased local programming hours by 18% since 2020. (2025)
•
Consistent validation by independent watchdog groups that all our rated stations’ news reporting (including TEGNA stations) and NewsNation programming are unbiased and reliable.
‒
AdFontes Media rates (i) our stations’ news programming (including TEGNA stations) to have a bias category of “middle” and reliability rating of “Reliable; Analysis/Fact Reporting” and (ii) NewsNation’s political bias as “Middle or Balance Bias”, the most balanced rating of any news network, and its programming to be reliable with a “Mix of Fact Reporting and Analysis and Analysis or Simple Fact Reporting” (April 2026)
‒
AllSides rated NewsNation’s online property as “Center” for media bias (2025)
‒
NewsGuard rates NewsNation and The Hill with “Trust Score” of 100, the highest rating of any cable news network (April 2026)
•
NewsNation emerged as the #1 fastest-growing network in primetime across all major broadcast and cable news networks in March 2026, growing 85% in total viewers and 100% among Adults 25-54 compared to March 2025. The network ranked #35 in total household viewership of all primetime ad-supported cable networks for the first quarter. (March 2026)
•
The CW Network announced a multi-year broadcast partnership with the Mountain West Conference beginning with the 2026-27 season and continuing through 2030-31 to air 13 football games, 20 men’s basketball games and 15 women’s basketball games per season. (February 2026)
•
From a pool of 125 extraordinary nominees across the country, Nexstar named Becca Stevens as the 2026 Remarkable Woman of the Year. The announcement was featured in a nationwide telecast on The CW Network, celebrating her profound contributions alongside the achievements of all the nominees. (March 2026)
‒
A survivor of childhood trauma, Ms. Stevens has dedicated her life to building safe, loving, and economically empowering pathways for women recovering from trafficking, addiction, and exploitation.
‒
In total, Nexstar awarded $937,500 to the year’s local, regional, and national Remarkable Women winners. This contribution consists of direct cash donations to the winners' chosen non-profit organizations plus a series of public service announcements to amplify their respective missions.

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FIRST QUARTER 2026 EARNINGS RELEASE

Financial Results

•
Net Revenue. First quarter net revenue of $1.40 billion, increased $162 million year-over-year, or 13.1%, primarily due to $106 million of incremental revenue from our acquisition of TEGNA and higher advertising and distribution revenue from our legacy business units.
•
Distribution Revenue. First quarter distribution revenue of $837 million, increased $75 million, or 9.8%, versus the comparable prior year quarter, primarily reflecting $54 million of incremental revenue from the acquisition of TEGNA and higher revenue from our legacy business units due to increased rates, growth in vMVPD subscribers, and the addition of CW affiliations on certain of our stations, partially offset by MVPD subscriber attrition.
•
Advertising Revenue. First quarter advertising revenue of $548 million, increased $88 million, or 19.1%, from the comparable prior year quarter, primarily reflecting $51 million of incremental revenue from the acquisition of TEGNA and a $35 million increase in political advertising at our legacy business units to $41 million, as 2026 is an election year. Non-political advertising at our legacy business units increased 0.4% as growth in digital advertising offset declines in non-political television advertising.
•
Net Income. First quarter net income of $160 million increased $63 million, or 64.9%, compared to the prior year quarter, primarily due to increased operating income from the acquisition of TEGNA, a tax benefit of approximately $47 million related to the revaluation of net deferred tax liabilities in connection with the acquisition of TEGNA, and increased political advertising revenue generated at our legacy business units, offset, in part, by $42 million of one-time expenses and increased interest expense, both in connection with the TEGNA transaction. Net Income margin increased to 11.5% from 7.9% in the comparable prior year period.
•
Adjusted EBITDA. First quarter Adjusted EBITDA of $470 million, increased $89 million, or 23.4%, compared to the prior year quarter primarily reflecting $31 million of incremental Adjusted EBITDA from the acquisition of TEGNA and increased revenue at our legacy business units and lower amortization of broadcast rights at The CW. Adjusted EBITDA margin was 33.7% compared to 30.9% in the comparable prior year period.
•
Net Cash Provided by Operating Activities. First quarter Net Cash Provided by Operating Activities of $289 million, decreased $48 million, or (14.2%), compared to the prior year quarter, due primarily to an increase in net income, offset, in part, by changes in operating assets and liabilities reflecting the timing of receipts and payments and a reduction in cash distributions from our 31.3% ownership stake in Television Food Network, G.P. (“TVFN”).
•
Adjusted Free Cash Flow. First quarter Adjusted Free Cash Flow of $420 million, increased $72 million, or 20.7%, compared to the prior year quarter, due primarily to increased Adjusted EBITDA, reduced payments for broadcast rights at The CW, and lower capital expenditures due to delayed timing of spending, offset, in part, by a reduction in cash distributions from TVFN.

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FIRST QUARTER 2026 EARNINGS RELEASE

Capital Allocation

•
In the first quarter of 2026, the Company used cash on hand and cash flow from operations to repay $28 million of debt, acquire TEGNA for $3,657 million and pay $56 million in dividends.

($ in millions, shares in thousands)	Three Months Ended March 31,
	2026	2025
Cash Used For
Debt repayment	$28	$31
Acquisitions	3,657	22
Stockholder return	56	132
Common stock dividends	56	57
Stock repurchases	-	75
Shares Outstanding
End of period	30,538	30,358
Less: Beginning of period	30,328	30,621
Change in shares outstanding	210	(263)
% Change	0.7%	(0.9%)

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FIRST QUARTER 2026 EARNINGS RELEASE

Debt, Cash and Leverage

•
As of March 31, 2026, the consolidated debt of Nexstar and Mission Broadcasting, Inc., an independently owned variable interest entity, was $12.2 billion, including senior secured debt of $9.4 billion.
•
As of March 31, 2026, the Company’s pro forma first lien net leverage ratio was 2.94x compared to a covenant ratio test of 4.75x(1) and its total net leverage ratio was 3.84x, both calculated in accordance with the terms of its credit agreements(2)(3).
•
The table below summarizes the Company’s cash balances and debt obligations (net of financing costs, discounts and/or premiums) as of March 31, 2026 and December 31, 2025.

($ in millions)	March 31, 2026	December 31, 2025
Cash on Hand	$379	$280
Secured Credit Facilities	$5,578	$3,622
Secured Notes(4)	3,798	-
Unsecured Notes	2,776	2,711
Total Debt	$12,152	$6,333

(1)
Pursuant to the terms of our credit agreement, in connection with the acquisition of TEGNA in the first quarter, we elected to increase our covenant ratio test to 4.75x (from 4.25x previously). This increased covenant ratio will remain in effect for the next three consecutive fiscal quarters.
(2)
The Company calculates its leverage ratios in accordance with the terms of its credit agreements which, among other adjustments: (i) exclude The CW Network’s operations and cash balance, (ii) beginning in the second quarter of 2025, reflect the average of the last two years of EBITDA to better reflect its business cycle which benefits from additional political advertising revenue in election years, (iii) are calculated on a pro forma basis assuming the TEGNA acquisition occurred on the first day of the period measured, (iv) adjusts for any one-time costs associated with transactions, operational restructurings and costs to achieve cost savings, and (v) adjusts for the run rate costs savings and contractual retransmission revenues expected to be realized within 18 months from the date of any transaction.
(3)
As described further in our 10-Q expected to be filed today, we are currently involved in legal proceedings with various parties seeking to enjoin our acquisition of TEGNA. Any adverse outcome in such lawsuits and any other lawsuits or legal challenges could have an adverse impact, which may be material, on the Company and could, among other things, require the Company to (i) divest assets (with no guarantee that such divestitures would be completed on commercially reasonable terms), (ii) continue to hold TEGNA or certain TEGNA assets separate, (iii) incur substantial additional costs, (iv) modify, restrict or terminate certain aspects of the Company’s integration plans with respect to TEGNA and/or (v) take other remedial actions. Such remedies could adversely affect the Company’s business, financial condition, results of operations and ability to realize anticipated benefits and synergies from the Merger.
(4)
Includes certain senior notes assumed in connection with the TEGNA acquisition which are in the process of being secured in accordance with the indenture governing the terms thereof.

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FIRST QUARTER 2026 EARNINGS RELEASE

First Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today. Senior management will discuss the financial results and host a question-and-answer session. To access the conference call, interested parties may dial 1-877-407-9208 or 1-201-493-6784, conference ID 13759681 (domestic and international callers). Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at nexstar.tv. A webcast replay will be available for 90 days following the live event at nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, operating expenses and cash flow and the Company’s ability to integrate TEGNA and realize anticipated synergies, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of business acquisitions (including achievement of synergies and cost reductions), the outcome of the pending litigations related to the TEGNA acquisition, pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

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FIRST QUARTER 2026 EARNINGS RELEASE

Definitions and Disclosures Regarding Non-GAAP Financial Information

Adjusted EBITDA is calculated as net income, plus or (minus): transaction, other one-time and restructuring expenses, stock-based compensation expense, depreciation and amortization expense (excluding amortization of broadcast rights), amortization of basis difference of equity method investments, (gain) loss on asset disposal, impairment charges, interest expense, net, pension and other postretirement plans costs (credit), income tax expense (benefit) and other operating and non-operating expense (income). We consider Adjusted EBITDA to be an indicator of our assets’ operating performance.

Free Cash Flow is calculated as net cash provided by operating activities less capital expenditures.

Adjusted Free Cash Flow is calculated as Free Cash Flow plus or (minus): transaction, other one-time and restructuring expenses, changes in operating assets and liabilities, net of acquisitions (excluding changes in income tax payable), taxes paid on sale of assets, pension and other postretirement plans costs (credit), (payments) for capitalized software obligations, proceeds from disposal of assets and insurance recoveries and other expense (income), cash contribution from (distribution to) noncontrolling interests and other items. We consider Adjusted Free Cash Flow to be an indicator of our liquidity. We consider Adjusted Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that can be available for use in ongoing operations, debt payments, pension contributions, dividends, share repurchases, acquisitions and other items. Adjusted Free Cash Flow is not intended to represent the amount of cash flow available for discretionary expenditures as certain items and non-discretionary expenditures, such as changes in working capital, mandatory debt service requirements and pension contributions, are not deducted from this measure.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

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Nexstar
MEDIA GROUP, INC.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across its television and digital platforms. For more information, please visit nexstar.tv

Investor Contacts:	Media Contact:
Lee Ann Gliha EVP and Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800	Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 972/373-8800 or gweitman@nexstar.tv
Joe Jaffoni, Jennifer Neuman
JCIR
212/835-8500 or nxst@jcir.com

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FIRST QUARTER 2026 EARNINGS RELEASE

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations

(in millions, except for share and per share amounts, unaudited)

	Three Months Ended March 31,
	2026	2025
Net revenue	$1,396	$1,234

Operating expenses:
Direct operating	611	551
Selling, general and administrative	221	205
Corporate	106	52
Amortization of broadcast rights	72	88
Depreciation and amortization of intangible assets	121	117
Other	-	1
Total operating expenses	1,131	1,014
Income from operations	265	220
Income from equity method investments, net	4	8
Interest expense, net	(120)	(97)
Pension and other postretirement plans credit, net	7	8
Other expenses, net	(3)	(1)
Income before income taxes	153	138
Income tax benefit (expense)	7	(41)
Net income	160	97
Net loss attributable to noncontrolling interests	4	11
Net income attributable to Nexstar Media Group, Inc.	$164	$108

Net income per share available to common stockholders:
Basic	$5.22	$3.41
Diluted	$5.09	$3.37

Weighted average number of common shares outstanding:
Basic (in thousands)	30,371	30,532
Diluted (in thousands)	31,166	30,927

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FIRST QUARTER 2026 EARNINGS RELEASE

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Cash Flows

($ in millions, unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$160	$97
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of broadcast rights	72	88
Depreciation and amortization of intangible assets	121	117
Stock-based compensation expense	20	18
Deferred income taxes	(51)	(16)
Payments for broadcast rights	(62)	(80)
Income from equity method investments, net	(4)	(8)
Distribution from equity method investments – return on capital	84	114
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	34	(2)
Prepaid and other current assets	(6)	(8)
Other noncurrent assets	(5)	3
Accounts payable	(31)	(16)
Accrued expenses and other current liabilities	(78)	(21)
Income tax payable	43	54
Other noncurrent liabilities	(13)	(13)
Other	5	10
Net cash provided by operating activities	289	337
Cash flows from investing activities:
Purchases of property and equipment	(22)	(35)
Payments for acquisitions, net of cash acquired	(3,341)	(22)
Proceeds received from life insurance policies	51	-
Other investing activities, net	(1)	(4)
Net cash used in investing activities	(3,313)	(61)
Cash flows from financing activities:
Proceeds from debt issuance, net of debt discounts	9,381	-
Repayments of long-term debt	(6,026)	(31)
Payments for debt financing costs	(85)	-
Premium paid on debt extinguishment	(13)	-
Purchase of treasury stock	-	(75)
Common stock dividends paid	(56)	(57)
Cash paid for shares withheld for taxes	(18)	-
Other financing activities, net	(3)	(4)
Net cash provided by (used in) financing activities	3,180	(167)
Net increase in cash, cash equivalents and restricted cash	156	109
Cash, cash equivalents and restricted cash at beginning of period	280	144
Cash, cash equivalents and restricted cash at end of period	$436	$253

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FIRST QUARTER 2026 EARNINGS RELEASE

Nexstar Media Group, Inc.

Reconciliation of Adjusted EBITDA (Non-GAAP Measure)

($ in millions, unaudited)

	Three Months Ended March 31,
	2026	2025

Net income	$160	$97
Add (Less):
Transaction, other one-time and restructuring expenses(1)	42	-
Stock-based compensation expense	20	18
Depreciation and amortization of intangible assets	121	117
Amortization of basis difference of equity method investments	18	18
Interest expense, net	120	97
Pension and other postretirement plans (credit), net	(7)	(8)
Income tax (benefit) expense	(7)	41
Other	3	1
Adjusted EBITDA	$470	$381

(1)
Primarily includes legal and other direct expenses associated with our acquisition of TEGNA, direct expenses associated with financing transactions, severance and other direct expenses associated with restructuring activities.

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FIRST QUARTER 2026 EARNINGS RELEASE

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow and Adjusted Free Cash Flow (Non-GAAP Measure)

($ in millions, unaudited)

	Three Months Ended March 31,
	2026	2025

Net cash provided by operating activities	$289	$337
Add (Less):
Capital expenditures	(22)	(35)
Free Cash Flow	$267	$302

Add (Less):
Transaction, other one-time and restructuring expenses(1)	64	-
Changes in operating assets and liabilities(2)	56	3
Changes in income tax payable(3)	43	54
Pension and other postretirement plans (credit), net	(7)	(8)
Payments for capitalized software obligations	(3)	(3)
Adjusted Free Cash Flow	$420	$348

(1)
Primarily includes legal and other direct expenses associated with our acquisition of TEGNA, direct expenses associated with financing transactions, severance and other direct expenses associated with restructuring activities.
(2)
Removes the impact of changes in operating assets and liabilities (including changes in income tax payable), net of acquisitions.
(3)
Includes changes in income tax payable to reflect all tax payments.

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